EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Universal Health Realty Income Trust:

We consent to the incorporation by reference in the registration statements (No. 333-143944 and 333-57815) on Form S-8 and in the registration statements (Nos. 333-81763, 333-60638 and 333-161330) on Form S-3 of Universal Health Realty Income Trust of our reports dated March 11, 2011, with respect to the consolidated balance sheets of Universal Health Realty Income Trust as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Universal Health Realty Income Trust.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 11, 2011